Exhibit 32.1
LIBERTY PROPERTY TRUST
CERTIFICATIONS REQUIRED BY
RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934
     In connection with the Quarterly Report of Liberty Property Trust (the “Company”) on Form 10-Q for the quarterly period ended September 30, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, WILLIAM P. HANKOWSKY, President and Chief Executive Officer of the Company, certify in connection with Rule 13a-14(b) under the Securities Exchange Act of 1934, as amended, that based on my knowledge:
     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.
/s/ WILLIAM P. HANKOWSKY
William P. Hankowsky
Chairman, President and Chief Executive Officer
Date: November 7, 2008